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                        THIRD AMENDMENT TO LOAN AGREEMENT


The LOAN AGREEMENT dated October 17, 1991 by and between ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ("Borrower") and THE BURNS NATIONAL BANK OF DURANGO ("Bank") is hereby amended by the Parties through addition or substitution as follows:

TO BE DELETED:

     1.21 b. "Eligible Inventory" This paragraph is to be deleted in its entirety.

     1.21 d. THE END OF PARAGRAPH 1.21 d. AS FOLLOWS: the Borrower will deliver to the Bank monthly, a summary of the inventory of the Borrower in form and substance satisfactory to the Bank, verifying the inventory balance used to determine the Eligible Inventory.

TO BE ADDED:

     1.21      a. 8)     Within 120 days of the execution of this Amendment, the
               Borrower agrees to set up one or more "Lock Box" collection account(s), through the Bank, for the purpose of the collection of its Accounts Receivable. This requirement will remain in effect only during the period of time that the Bank has subordinated its interest in the Borrower's inventory to the First National Bank of Farmington (FNBF). This subordination is for FNBF's $1,500,000.00 loan dated April 12, 1995, such subordination evidenced by the attached Exhibit A (Intercreditor And Subordination Agreement).

TO BE AMENDED AS FOLLOWS:

     1.21 c. "Borrowing Base Computation" Under the Revolving Note, Borrower may borrow, payback and borrow again at any time the lesser of $1,000,000.00, or the aggregate of 75% of Eligible Accounts ( the "Borrowing Base"). If at any time the outstanding principal balance of the Revolving Note exceeds the Borrowing Base, the Borrower shall immediately pay to Bank such amounts as are necessary to reduce the outstanding principal balance under the Revolving Note to be in conformity with the Borrowing Base.

This Amendment is to replace or delete specific wording or to add new wording where indicated in order to modify or add (to) the individual paragraphs as indicated as of the date signed below. All other terms and conditions of the original Loan Agreement are to

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remain in effect as originally agreed or as previously amended.

This Third Amendment To Loan Agreement is hereby ratified and approved the 12th day of April, 1995 by the Bank and the Borrower.

Burns National Bank of Durango


By:  /s/ Oren G. Moore III
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Oren G. Moore III, Vice President


Rocky Mountain Chocolate Factory, Inc.


By:  /s/ Franklin E. Crail
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Franklin E. Crail, President